Exhibit 99.1

Press Release

May 21, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Corporation Reports Fourth Quarter and Full Fiscal Year 2013 Results
Call scheduled for Tuesday, May 21, 2013 at 10:00 a.m. Eastern Time
MILWAUKEE, WI - May 21, 2013 NYSE:RXN
Fourth Quarter Highlights

•	Net sales were $540 million in the fourth quarter of fiscal 2013 (+1% core sales, -1% impact of foreign currency translation).

•	Income from operations increased 6% to $75 million year-over-year resulting in a 70 basis point increase in operating margin to 13.8%.

•	Reported net income from continuing operations increased 60% to $24 million compared to the prior year; Adjusted net income increased 19% over the prior year to $32 million.

•	Diluted earnings per share from continuing operations was $0.24. Fourth quarter adjusted earnings per share was $0.32.

•	Adjusted EBITDA increased 2% to $115 million year-over-year resulting in a 40 basis point increase in adjusted EBITDA margin to 21.3%.
Fiscal 2013 Highlights

•	Net sales were $2.005 billion for fiscal year 2013, an increase of 3% from the prior year (+4% acquisitions/divestitures, -1% impact of foreign currency translation, flat core sales).

•	Income from operations increased 4% year-over-year to $255 million or 12.7% of sales.

•	Reported net income from continuing operations increased 55% to $55 million compared to the prior year; Adjusted net income increased 39% over the prior year to $98 million.

•	Diluted earnings per share from continuing operations was $0.55. Adjusted earnings per share was $0.98.

•	Adjusted EBITDA increased 5% to $405 million year-over-year resulting in a 40 basis point increase in adjusted EBITDA margin to 20.2%.

•
Free cash flow for fiscal year 2013 was $84 million net of the unfavorable non-cash impact of $18 million of excess tax benefits on stock options exercised throughout the year. Excluding the excess tax benefit impact, adjusted free cash flow was $102 million or 105% of our adjusted net income.

•
Total liquidity increased over $300 million in the fiscal year reaching a record $849 million at March 31, 2013 ($524 million of cash plus $325 million of available borrowings). Net debt leverage was 3.9x as of March 31, 2013 compared to 5.3x at March 31, 2012.

Todd A. Adams, President and Chief Executive Officer, commented, “We're pleased with our fourth quarter results which reflect our continued ability to outperform our competition and the underlying market growth in our served markets. Core sales growth was +1% in the quarter and our adjusted EBITDA margin and free cash flow were both fourth quarter records of 21.3% and $77 million, respectively, while delivering adjusted EPS of $0.32.
"In our Process & Motion Control platform, we are seeing progression and stability in many of our end markets. For the year, we delivered a record adjusted EBITDA margin of 24.9% despite a -1% core (-3% reported) sales decline. Looking ahead, we are increasingly confident in our ability to drive long-term growth and continued strong operating performance within the platform based on the investments and progress we have made over the course of the past year around innovation, globalization and operational excellence driven through the Rexnord Business System.

"In Water Management, core sales growth was +11% for the quarter and +1% for the year, as margins expanded to 15.5% before any substantial market improvement. Over the next several years, we believe that we will continue to disproportionally benefit from a recovering non-residential construction market as well as the growth and investment in water infrastructure globally.”
Fiscal 2014 Outlook and Guidance
Adams continued, “Our initial financial guidance for our Fiscal 2014 is for core sales growth of +1% to +3%; incremental adjusted EBITDA margins of approximately 30%, an adjusted EPS range of $1.10 to $1.18 (+16% year-over-year growth at the mid-point) and free cash flow to exceed adjusted net income. For the first quarter, we anticipate sales to be in the range of $489 to $499 million and adjusted EPS in the range of $0.17 - $0.19. Qualitatively, we expect year-over-year sales growth in our second half to be higher than the first half of the year and our guidance excludes any impact from acquisitions.”
Board of Directors Review of Strategic Alternatives
Our Board of Directors continues to review Rexnord's various strategic alternatives and expects to complete its review by the end of the first quarter of fiscal 2014.
Fourth Quarter Fiscal 2013 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales were $340 million in the fourth quarter of fiscal 2013. Excluding the 1% unfavorable impact of foreign currency translation, core net sales decreased 4% year-over-year primarily due to lower year-over-year shipments to our mining end-markets and a flat to slightly down industrial MRO environment in North America.
PMC Adjusted EBITDA in the fourth quarter was $89 million resulting in a 26.2% Adjusted EBITDA margin.
Water Management
Water Management core and reported net sales increased 11% to $200 million in the fourth quarter of fiscal 2013. The year-over-year sales growth in the fourth quarter was due to an increase in shipments to our global water infrastructure end-markets, as well as market share gains and increased alternative market sales in our non-residential construction end-markets.
Water Management Adjusted EBITDA in the fourth quarter increased 21% from the prior year to $31 million and Adjusted EBITDA as a percentage of sales increased 130 basis points year-over-year to 15.3%.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our senior secured credit facilities, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details
Rexnord will hold a conference call on Tuesday, May 21, 2013 at 10:00 a.m. Eastern Time to discuss its fiscal 2013 fourth quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 800-446-2782
International toll #: 847-413-3235
Access Code: 34814593
A live webcast of the call will also be available on the Investor Relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 12:30 p.m. Eastern Time, May 21, 2013 until 11:30 p.m. Eastern Time, June 4, 2013. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3481 4593#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2013 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Operations
(in Millions, except share and per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net sales	$540.3	$540.1	$2,005.1	$1,944.2
Cost of sales	342.1	339.8	1,273.7	1,254.1
Gross profit	198.2	200.3	731.4	690.1
Selling, general and administrative expenses	108.7	112.4	406.2	387.1
Zurn PEX loss contingency	—	—	10.1	—
Restructuring and other similar charges	2.3	4.1	8.6	6.8
Amortization of intangible assets	12.4	13.3	51.1	50.9
Income from operations	74.8	70.5	255.4	245.3
Non-operating (expense) income:
Interest expense, net	(38.7)	(43.9)	(153.3)	(176.2)
Loss on the extinguishment of debt	—	(10.0)	(24.0)	(10.7)
Loss on divestiture	—	0.5	—	(6.4)
Other (expense) income, net	(1.4)	3.7	(2.9)	(7.1)
Income from continuing operations before income taxes	34.7	20.8	75.2	44.9
Provision for income taxes	10.8	5.9	20.3	9.4
Net income from continuing operations	23.9	14.9	54.9	35.5
Loss from discontinued operations, net of tax	—	(6.3)	(4.8)	(5.6)
Net income	$23.9	$8.6	$50.1	$29.9

Net income per share from continuing operations:
Basic	$0.25	$0.22	$0.57	$0.53
Diluted	$0.24	$0.21	$0.55	$0.50
Net loss per share from discontinued operations:
Basic	$—	$(0.09)	$(0.05)	$(0.08)
Diluted	$—	$(0.09)	$(0.05)	$(0.08)
Net income per share:
Basic	$0.25	$0.13	$0.52	$0.45
Diluted	$0.24	$0.12	$0.50	$0.42

Weighted-average number of shares outstanding (in thousands):
Basic	97,103	66,828	95,972	66,751
Effect of dilutive stock options	3,355	5,411	3,894	5,314
Diluted	100,458	72,239	99,866	72,065

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter and Fiscal Year
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net income	$23.9	$8.6	$50.1	$29.9
Interest expense, net	38.7	43.9	153.3	176.2
Income tax provision	10.8	5.9	20.3	9.4
Depreciation and amortization	28.5	30.5	112.4	114.0
EBITDA	101.9	88.9	336.1	329.5

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	5.5	9.1	5.7	9.1
(Income) loss on divestiture	—	(0.5)	—	6.4
Loss from discontinued operations, net of tax	—	6.3	4.8	5.6
Restructuring and other similar costs	2.3	4.1	8.6	6.8
Loss on extinguishment of debt	—	10.0	24.0	10.7
Impact of inventory fair value adjustment	—	—	—	4.2
Stock-based compensation expense	1.7	1.0	7.1	3.7
LIFO expense (income)	2.2	(2.1)	5.7	2.8
Zurn PEX loss contingency	—	—	10.1	—
Other expense (income), net (1)	1.4	(3.7)	2.9	7.1
Subtotal of adjustments to EBITDA	13.1	24.2	68.9	56.4
Adjusted EBITDA	$115.0	$113.1	$405.0	$385.9

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted Net Income and Earnings Per Share	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net income	$23.9	$8.6	$50.1	$29.9
(Income) loss on divestiture	—	(0.5)	—	6.4
Loss from discontinued operations, net of tax	—	6.3	4.8	5.6
Restructuring and other similar costs	2.3	4.1	8.6	6.8
Loss on extinguishment of debt	—	10.0	24.0	10.7
Impact of inventory fair value adjustment	—	—	—	4.2
Stock-based compensation expense	1.7	1.0	7.1	3.7
LIFO expense (income)	2.2	(2.1)	5.7	2.8
Actuarial loss on pension and postretirement benefit obligation	5.5	9.1	5.7	9.1
Zurn PEX loss contingency	—	—	10.1	—
Other expense (income), net (1)	1.4	(3.7)	2.9	7.1
Tax effect on above items	(4.9)	(5.7)	(21.4)	(16.1)
Adjusted net income	$32.1	$27.1	$97.6	$70.2

Weighted-average number of shares outstanding (in thousands)
Basic	97,103	66,828	95,972	66,751
Effect of dilutive stock options	3,355	5,411	3,894	5,314
Diluted	100,458	72,239	99,866	72,065

Adjusted earnings per share - diluted	$0.32	$0.38	$0.98	$0.97
Net income per share - diluted (in accordance with GAAP)	$0.24	$0.12	$0.50	$0.42

(1)
Other expense, net for the quarter ended March 31, 2013, consists of foreign currency transaction losses of $0.2 million, loss on sale of assets of $0.4 million and other miscellaneous losses of $0.8 million. Other expense, net for the quarter ended March 31, 2012, consists of management fee expense of $0.8 million, foreign currency translation gain of $2.8 million, and miscellaneous other income of $1.7 million. Other expense, net for fiscal 2013, consists of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $6.8 million, a CDSOA recovery of $16.6 million, a $3.6 million gain on the sale of property, plant and equipment and other miscellaneous losses of $1.3 million. Other expense, net for fiscal 2012, consisted of management fee expense of $3.0 million, foreign currency transaction losses of $5.2 million, and miscellaneous other income of $1.1 million.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(in Millions)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net income	$23.9	$8.6	$50.1	$29.9
Other comprehensive (loss) income:
Foreign currency translation adjustments	(8.6)	11.8	(14.3)	0.2
Unrealized gain on interest rate derivatives, net of tax	—	2.0	—	4.8
Change in pension and other postretirement defined benefit plans, net of tax	(14.0)	(33.2)	(13.1)	(32.3)
Other comprehensive (loss) income, net of tax	(22.6)	(19.4)	(27.4)	(27.3)
Total comprehensive income (loss)	$1.3	$(10.8)	$22.7	$2.6

Rexnord Corporation and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts)

	March 31, 2013	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$524.1	$298.0
Receivables, net	350.4	337.9
Inventories, net	326.2	320.3
Other current assets	46.4	62.1
Total current assets	1,247.1	1,018.3
Property, plant and equipment, net	410.7	419.2
Intangible assets, net	613.5	647.1
Goodwill	1,118.4	1,114.7
Insurance for asbestos claims	35.0	42.0
Other assets	49.1	49.6
Total assets	$3,473.8	$3,290.9
Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of debt	$169.3	$10.3
Trade payables	208.3	215.6
Compensation and benefits	55.6	61.8
Current portion of pension and postretirement benefit obligations	5.7	6.3
Interest payable	48.1	49.9
Other current liabilities	121.2	124.7
Total current liabilities	608.2	468.6

Long-term debt	1,962.3	2,413.4
Pension and postretirement benefit obligations	170.8	160.5
Deferred income taxes	225.3	245.7
Reserve for asbestos claims	35.0	42.0
Other liabilities	43.7	41.5
Total liabilities	3,045.3	3,371.7

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 98,108,438 at March 31, 2013 and 67,741,271 at March 31, 2012	1.0	0.7
Additional paid-in capital	784.0	298.6
Retained deficit	(311.5)	(361.6)
Accumulated other comprehensive loss	(38.7)	(11.3)
Treasury stock at cost; 900,904 shares at March 31, 2013 and March 31, 2012	(6.3)	(6.3)
Total Rexnord stockholders' equity (deficit)	428.5	(79.9)
Non-controlling interest	—	(0.9)
Total stockholders' equity (deficit)	428.5	(80.8)
Total liabilities and stockholders' equity (deficit)	$3,473.8	$3,290.9

Rexnord Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions)

	Fiscal Year Ended
	March 31, 2013	March 31, 2012
Operating activities
Net income	$50.1	$29.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	61.3	63.1
Amortization of intangible assets	51.1	50.9
Amortization of deferred financing costs	3.9	7.8
(Gain) loss on dispositions of property, plant and equipment	(3.6)	1.2
Non-cash loss on divestiture	—	4.5
Non-cash restructuring charges	—	4.6
Deferred income taxes	(15.4)	(22.2)
Other non-cash charges	7.3	14.8
Loss on extinguishment of debt	24.0	10.7
Stock-based compensation expense	7.1	3.7
Changes in operating assets and liabilities:
Receivables	(20.3)	(33.8)
Inventories	(12.8)	(3.4)
Other assets	7.5	(10.7)
Accounts payable	(4.3)	22.3
Accruals and other	(11.4)	(4.1)
Cash provided by operating activities	144.5	139.3

Investing activities
Expenditures for property, plant and equipment	(60.1)	(58.5)
Acquisitions, net of cash acquired	(21.0)	(256.8)
Loan receivable for financing under New Market Tax Credit incentive program	(9.7)	(17.9)
Proceeds from dispositions of property, plant and equipment	6.7	5.6
Proceeds from divestiture, net of cash	2.3	3.4
Cash used for investing activities	(81.8)	(324.2)

Financing activities
Proceeds from borrowings of long-term debt	15.4	960.6
Repayments of long-term debt	(313.2)	(762.0)
Proceeds from borrowings of short-term debt	12.6	10.7
Repayments of short-term debt	(8.2)	(105.0)
Payment of tender premium	(17.6)	—
Payment of deferred financing fees	(2.0)	(13.2)
Net proceeds from issuance of common stock	458.3	2.1
Proceeds from exercise of stock options	2.3	—
Excess tax benefit on exercise of stock options	18.1	—
Cash provided by financing activities	165.7	93.2
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(1.3)
Increase (decrease) in cash and cash equivalents	226.1	(93.0)
Cash and cash equivalents at beginning of period	298.0	391.0
Cash and cash equivalents at end of period	$524.1	$298.0

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$313.9	$309.1	$302.9	$340.2	$1,266.1
Water Management	179.7	190.4	168.8	200.1	739.0
Corporate	—	—	—	—	—
Total	$493.6	$499.5	$471.7	$540.3	$2,005.1

Adjusted EBITDA
Process & Motion Control	$74.2	$77.7	$74.9	$89.0	$315.8
Water Management	29.3	30.5	23.7	30.7	114.2
Corporate	(6.0)	(7.7)	(6.6)	(4.7)	(25.0)
Total	$97.5	$100.5	$92.0	$115.0	$405.0

Adjusted EBITDA %
Process & Motion Control	23.6%	25.1%	24.7%	26.2%	24.9%
Water Management	16.3%	16.0%	14.0%	15.3%	15.5%
Total (including Corporate)	19.8%	20.1%	19.5%	21.3%	20.2%

	Fiscal 2012
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$324.7	$310.3	$316.5	$359.2	$1,310.7
Water Management	145.0	138.2	169.4	180.9	633.5
Corporate	—	—	—	—	—
Total	$469.7	$448.5	$485.9	$540.1	$1,944.2

Adjusted EBITDA
Process & Motion Control	$71.5	$73.5	$76.3	$95.6	$316.9
Water Management	27.8	22.9	20.2	25.4	96.3
Corporate	(6.2)	(6.1)	(7.1)	(7.9)	(27.3)
Total	$93.1	$90.3	$89.4	$113.1	$385.9

Adjusted EBITDA %
Process & Motion Control	22.0%	23.7%	24.1%	26.6%	24.2%
Water Management	19.2%	16.6%	11.9%	14.0%	15.2%
Total (including Corporate)	19.8%	20.1%	18.4%	20.9%	19.8%